Exhibit (d)(4)

Rosetta Stone Inc.

1621 North Kent Street, Suite 1200

Arlington, VA 22209

February 5, 2020

PRIVATE AND CONFIDENTIAL

Cambium Holding Corp.

17855 N. Dallas Parkway, Suite 400

Dallas, TX 75287

Re:	Rosetta Stone Inc. – Confidentiality Agreement

Ladies and Gentlemen:

In connection with Cambium Holding Corp.’s (“you” or “your”) desire to explore a possible negotiated transaction (a “Transaction”) involving Rosetta Stone Inc. (“Rosetta Stone” and, collectively with its subsidiaries and controlled affiliates, the “Company,” “we” or “our”), the Company and you may make certain information available to the other party concerning the disclosing party and/or the disclosing party’s subsidiaries or affiliates. As a condition to the disclosing party furnishing any such information to the receiving party and its Representatives (as defined herein), the receiving party agrees to treat such information in accordance with the provisions of this letter agreement (this “Agreement”), and to take or refrain from taking the other actions hereinafter set forth.

As used in this Agreement: (i) the term “Representatives” means, in respect of any person, such person’s affiliates and its and their respective directors, officers, general and existing limited partners, managers, members, shareholders, employees, agents and professional advisors and consultants (including financial advisors, legal counsel and accountants) and any representatives of such person’s advisors; (ii) the term “affiliate” has the meaning given to that term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) the term “person” shall be broadly interpreted to mean all natural and legal persons, including any company, corporation, general or limited partnership, limited liability company, trust or other entity. For purposes of clarification, Veritas Capital Fund Management, L.L.C. (“Veritas”) will be one of your advisors/consultants for the Transaction.

1.	Evaluation Material.

As used in this Agreement, the term “Evaluation Material” means all information (whether furnished on or after the date hereof, whether prepared by the disclosing party, its Representatives or otherwise, whether or not marked or otherwise denoted as being confidential, and irrespective of the form of communication, including oral as well as written and electronic communications) that is furnished, directly or indirectly, to the receiving party or its Representatives by or on behalf of the disclosing party in connection with the Transaction. The term “Evaluation Material” also includes that portion of any and all notes, analyses, compilations, studies, excerpts, interpretations and other documents prepared by the receiving party or its Representatives which contain, reflect or are based upon, in whole or in part, the

Confidentiality Agreement

information that the disclosing party or its Representatives furnishes to the receiving party or its Representatives. The term “Evaluation Material” does not include information that (i) is or becomes generally known to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of this Agreement, (ii) was within the receiving party’s or any of its Representatives’ possession prior to it being furnished to the receiving party by or on behalf of the disclosing party; provided, that the source of such information was not known by you or your applicable Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information, (iii) is or becomes available to the receiving party or any of its Representatives on a non-confidential basis from a source other than the disclosing party or any of the disclosing party’s Representatives if such source is not known by the receiving party or its applicable Representatives to be bound by a confidentiality agreement with, or any other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information, or (iv) is independently developed by the receiving party or any of its Representatives without use of or reference to the disclosing party’s Evaluation Material.

2.	Use of Evaluation Material and Confidentiality.

The receiving party and its Representatives (i) shall use the Evaluation Material solely for the purpose of considering, evaluating, negotiating and consummating a Transaction, (ii) shall not, directly or indirectly, use any of the Evaluation Material for any other purpose and (iii) shall keep the Evaluation Material strictly confidential and, except as provided in this Section 2 and in Section 4, shall not disclose any of the Evaluation Material in any manner whatsoever without the express, prior written consent of the disclosing party; provided, however, that the Evaluation Material may be disclosed to the receiving party’s Representatives who need to know the information so disclosed for the purpose of advising the receiving party with respect to evaluating, negotiating and consummating a Transaction, and who agree with the receiving party to keep such Evaluation Material confidential in accordance with the terms of this Agreement. The receiving party shall be responsible for any breach of the provisions of this Agreement applicable to its Representatives by any of its Representatives (including any action taken by the receiving party’s Representatives that, if taken by the receiving party, would constitute a breach of the provisions of this Agreement applicable to its Representatives), and the receiving party agrees, at its sole expense, to take all reasonable measures to ensure that its Representatives do not make any prohibited or unauthorized disclosure or use of the Evaluation Material. The receiving party agrees to notify the disclosing party of any unauthorized disclosure, misuse or misappropriation of the Evaluation Material which may come to its attention.

For the avoidance of doubt, the Evaluation Material is and shall remain the property of the disclosing party. No license or other property right or interest is granted, by implication or otherwise, by this Agreement or the disclosure of (or by the provision of access to) the Evaluation Material to the receiving party or its Representatives, in any copyright, patent, trademark, mask work, database or other intellectual or intangible property, or in any proprietary information disclosed, embodied, fixed, comprised or contained in any Evaluation Material, and all such rights and interests shall remain exclusively with the disclosing party.

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3.	Discussions Also to Remain Confidential.

Except as set forth in Section 2 and in Section 4 of this Agreement, each party agrees that without the express, prior written consent of the other party, neither party nor any of its Representatives shall disclose to any person the existence of this Agreement or the fact that the Evaluation Material has been made available to it or its Representatives, the fact that discussions or negotiations concerning a Transaction are or may be taking place or previously have taken place, or any of the terms, conditions or other matters discussed between the parties or their Representatives with respect thereto (the foregoing such information described in this sentence being hereafter referred to collectively as, “Transaction Information”). Without limiting the generality of the foregoing and for purposes of clarification, except with the express, prior written consent of Rosetta Stone, you agree that neither you nor any of your Representatives (other than professional advisors and consultants that are not acting on your behalf or at the direction of you or your affiliates who have received Evaluation Material or are aware of Transaction Information) shall, directly or indirectly, enter into any discussions or any agreement, understanding, plan or arrangement with any person regarding any joint bid or co-bid or any co-equity or co-investment participation by any person with you in a Transaction. In addition, you agree that you will not, directly or indirectly, enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential financing source or sources which reasonably could limit, restrict, restrain, or otherwise impair in any manner, directly or indirectly, the ability of such financing source or sources to provide financing or other assistance to any other person in any other transaction involving the Company (it being understood and agreed that any such person will not be considered your Representative for any purpose hereunder and, accordingly, Evaluation Material may not be disclosed to any such person without the express, prior written consent of the Company); provided however, that, to the extent the Company agrees to allow you and your Representatives to enter into any agreement, arrangement or other understanding with any potential debt financing source or sources, such approved financing sources may establish a “tree” system whereby separate groups or “trees” will be formed and dedicated to you, and each other party, respectively, involved in the Transaction.

4.	Legally Compelled Disclosure.

If the receiving party or any of its Representatives are required in any judicial, governmental, administrative, regulatory or other legal proceeding, or pursuant to subpoena, civil investigative demand or other compulsory process to disclose any Evaluation Material or any Transaction Information, the receiving party and such Representative shall first provide the disclosing party with prompt and advance written notice of any such legal proceeding or compulsory process (unless such notice would violate applicable law or regulation) so that the disclosing party may seek a protective order or other appropriate remedy (at the disclosing party’s sole expense). If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its Representatives determine, after consultation with and upon the advice of outside legal counsel, that the receiving party or any such Representative are legally required to disclose Evaluation Material or Transaction Information, the receiving party and any such Representative may disclose only that portion of the Evaluation Material or Transaction Information which the receiving party or any such Representative determines, after consultation with and upon the advice of outside legal counsel,

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is legally required to be disclosed; provided, that the receiving party or such Representative shall use commercially reasonable efforts to preserve the confidentiality of the Evaluation Material or Transaction Information so disclosed, including by reasonably cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will, to the maximum possible extent, be accorded to the Evaluation Material and Transaction Information by such tribunal or other public or governmental authority at the disclosing party’s sole expense. Notwithstanding any other provision of this Agreement, no prior notice or other action shall be required in respect of any disclosure made to any banking, financial, accounting, securities or other supervisory or regulatory authority exercising its routine supervisory or audit functions, provided that such disclosure is made in the ordinary course and is not specific to the disclosing party, the Transaction or the Evaluation Material.

5.	Termination of Discussions; Return of Evaluation Material.

Upon the written request of the disclosing party for any reason, the receiving party shall promptly, and in any event no later than 10 business days after receipt of the request, deliver to the disclosing party, or at its option, destroy, all Evaluation Material (including all copies, extracts and other reproductions thereof, whether in paper, electronic or other form or media) furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant to this Agreement; provided, however, that the receiving party and its Representatives shall be entitled to retain one or more complete copies, including in electronic archival storage form, of all Evaluation Material in accordance with document retention laws and policies applicable to the receiving party and to such other persons, as the case may be; provided, further, that such retained information shall continue to be kept confidential for a period of three (3) years after the date of this Agreement and shall be stored only in record archives to which access is not made generally available. If requested by the disclosing party in writing, the return or destruction of the Evaluation Material, including that prepared by the receiving party or its Representatives, shall be confirmed in writing to the disclosing party by an authorized officer or representative supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, the receiving party and its Representatives shall continue to be bound by the receiving party’s and their obligations of confidentiality and other obligations hereunder. Without limiting the generality of the foregoing (and in addition to the provisions of Section 9), each party acknowledges and agrees that this Agreement and the furnishing to the other party of Evaluation Material shall not create any agreement-to-agree, agreement to negotiate, agreement as to the conduct by the Company of any transaction process, exclusive dealing arrangement or any other contract, agreement, plan, commitment or understanding with respect to any Transaction.

6.	Privileged Information.

The furnishing to the receiving party or its Representatives of any Evaluation Material shall not be deemed to waive or in any manner diminish any attorney-client privilege, attorney work-product protection or other privilege or protection applicable to any such Evaluation Material. The parties hereto acknowledge and agree that they (i) desire to share common legal, as well as commercial, interests in all Evaluation Material, (ii) may become joint defendants in legal proceedings to which such Evaluation Material relates, and (iii) intend that all such privileges and protections shall remain intact should either party become subject to any legal

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proceedings to which such Evaluation Material is relevant. In furtherance of the foregoing, each party hereto agrees not to claim or contend that the other party has waived any attorney-client privilege, attorney work-product protection or other protection or privilege by providing information pursuant to this Agreement or any subsequent agreement (definitive or otherwise) regarding a Transaction into which the parties hereafter may enter.

7.	Accuracy and Completeness of Evaluation Material.

Each party understands and agrees that the disclosing party shall have the right in its sole discretion to determine what Evaluation Material to make available to the receiving party and its Representatives and what information it will withhold, as well as the times at which it will make information available, and further reserves the right to adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Material on mutually acceptable terms. The disclosing party and its Representatives have no obligation to supplement or update any information that has been or is provided to the receiving party or its Representatives.

Neither the disclosing party nor any of its Representatives has made, is making or will make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The receiving party agrees that neither the disclosing party nor any of its Representatives shall have any liability to the receiving party or to any of the receiving party’s Representatives relating to or resulting from the provision or use of the Evaluation Material or any errors therein or omissions therefrom. The receiving party also agrees that it is not entitled to rely on the accuracy or completeness of any Evaluation Material and that it shall be entitled to rely solely on such representations or warranties regarding the disclosing party as may be set forth in a definitive agreement relating to a Transaction, when, as and if entered into by the parties hereto, and subject to such qualifications, limitations and restrictions as may be specified therein.

8.	Standstill.

You agree that, without the express, prior written consent of the board of directors of Rosetta Stone (or any duly constituted committee thereof composed entirely of independent directors of the Company), until the date that is twelve (12) months after the date hereof, neither you nor any of your affiliates that have received any Evaluation Material from or on behalf of you, shall, directly or indirectly, in any manner (including by means of communication with the press or through other news or social media):

(a)

acquire, offer to acquire, or agree to acquire or make a proposal to acquire (including any private proposal to the Company or its board of directors), whether by means of purchase or otherwise, record or beneficial ownership of any (i) securities (or any interest therein or right thereto) having statutory, organic or contractual voting power, whether or not contingent (“Voting Securities”), of the Company, (ii) assets or property of the Company or of any division or operating unit of the Company (other than purchases of products or services in the ordinary course of business), or (iii) any debt securities, loan participation interests or other similar evidences of indebtedness of the Company;

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(b)	enter into any contract, arrangement, understanding, plan, agreement or commitment (whether oral or written) with respect to any Derivative Securities (as defined below);

(c)

make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” or “consents” (as such terms are used in the rules and published interpretations of the Securities and Exchange Commission (“SEC”)) to vote (or to withhold authority or abstain from voting), or seek to advise or influence any person with respect to the voting of (or the withholding of authority or abstention from voting), any Voting Securities, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders (whether or not such action is subject to regulation by the rules of the SEC);

(d)

make any public announcement with respect to, or solicit or submit to the Company or any of its affiliates, Representatives or any other person, or any of the Company’s stockholders, any proposal, expression of interest, term sheet, memorandum of understanding, letter of intent, inquiry or offer (with or without conditions) providing for, in a single transaction or in any series of related transactions, any merger, sale, consolidation, acquisition, business combination, recapitalization, reorganization, divestiture, spin-off, cash or property distribution or other extraordinary transaction involving the Company or any of the Company’s securities, businesses or assets, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than your Representatives) regarding any of the foregoing;

(e)

form, join or in any way engage or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with any Voting Securities or debt securities of the Company or otherwise in connection with any of the foregoing;

(f)	act alone, or in concert with any other person(s), to seek to control, advise, change or influence the management, board of directors, policies, business operations or affairs of the Company;

(g)	disclose any intention, plan or arrangement inconsistent with any of the foregoing restrictions;

(h)	advise, assist, encourage or direct any person to do (or to advise, assist, encourage or direct any other person to do) any of the foregoing;

(i)

make any public disclosure, or take any action that could reasonably be expected to require the Company to make a public disclosure, regarding the possibility of a Transaction or any of the matters described in this Section 8 or elsewhere in this Agreement;

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(j)

request the Company (or any of the directors, officers, employees or agents of the Company) or any Representatives of the Company, directly or indirectly, to amend or waive any provision of this Section 8;

(k)	contest the validity of this Section 8 or seek a release of the restrictions contained herein (whether by legal action or otherwise); or

(l)

have or participate in any discussions or enter into any negotiations, contracts, arrangements, understandings, plans, commitments or agreements (whether oral or written) with, or advise, assist or encourage any person in connection with, any of the foregoing.

You hereby represent and warrant to the Company that neither you nor any of your affiliates, nor anyone else acting on your or their behalf, has acquired record or beneficial ownership of any Voting Securities or debt securities of the Company (other than individuals in their individual accounts and in de minimis amounts).

For purposes of clarification and not in any way in limitation of any of the prohibitions set forth in this Section 8, neither you nor Veritas nor any of your Representatives acting on your behalf or at your direction shall submit to the Company or any of its Representatives any expression of interest, proposal or offer regarding a Transaction unless expressly invited to do so by the board of directors of the Company (or any duly constituted committee thereof composed entirely of independent directors of the Company); provided, however, that if the Company has entered into a definitive sale or merger agreement with a third party which contains a “go-shop” provision, you shall be permitted to make a non-public acquisition proposal to the Company.

Notwithstanding the foregoing, this Section 8 shall become inoperative and have no more force or effect if any other person or group shall have consummated an acquisition of more than 50% of the outstanding equity securities of the Company.

Notwithstanding the foregoing, if an investment professional employed by Veritas has not received any Evaluation Material (including any such investment professional who has not received any Evaluation Material but has knowledge of the existence of the Transaction and the fact that Evaluation Material has been provided to you in connection with such Transaction) and who is not acting on behalf or at the direction of Veritas or any of its affiliates, then such investment professional shall not be bound by the foregoing restrictions in this Section 8, and nothing in this Section 8 will restrict or otherwise prevent any such investment professional who is primarily engaged in lending and trading activities and who is not and has not been directly or indirectly involved with or otherwise working on the Transaction from conducting lending and trading activities, including with respect to any securities or instruments of the Company, in their normal course of business.

For purposes of this Section 8, “Derivative Securities” means any securities that are the subject of any derivative or other transaction entered into by any person, which gives such person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is determined by reference or in relation to the price or value of such securities, irrespective of whether (i) such derivative conveys or confers to any person, or otherwise has ascribed to it, any voting rights or voting power or (ii) such derivative is capable of being or required to be settled by the payment of cash or through the delivery of such securities.

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9.	Effect of Agreement.

No agreement providing for any Transaction currently exists and none shall be deemed to exist between the parties hereto unless and until a definitive written agreement for any such Transaction is hereafter negotiated, executed and delivered with the intention of being legally binding upon the parties hereto and any other necessary parties thereto. The parties hereto agree that unless and until a definitive agreement between them with respect to a Transaction has been executed and delivered by them and any such other parties, with the intention of being legally binding as aforesaid, neither party nor any of their respective affiliates shall be under any obligation of any kind whatsoever with respect to a Transaction, including any obligation to commence or continue discussions or negotiations with respect to a Transaction, by virtue of this Agreement or any other written or oral expression with respect to such a Transaction by the parties hereto or any of their Representatives. Without limiting the foregoing, you acknowledge and agree that the Company may disclose information about itself to, and enter into negotiations with, other persons or entities at any time without any obligation to notify you of such disclosure or negotiations.

10.	Designated Contact Persons.

All communications with the Company regarding a Transaction, requests for additional information, requests for facility tours or management meetings and discussions or questions regarding procedures by you or your Representatives will be directed exclusively to the contact person for the Company set forth herein, and neither you nor any of your Representatives (acting on your behalf or at your direction) will initiate or cause to be initiated any communication with any director, officer, employee, advisor, agent or regulator of the Company or its Representatives, other than such contact person, concerning the Evaluation Material (including any requests to obtain or discuss any Evaluation Material) or any possible Transaction, except for any contact in the ordinary course of business unrelated to the Transaction. The contact person for the Company is: Sean Klein; sklein@rosettastone.com.

11.	Non-Solicitation.

You agree that, except as provided in a definitive agreement relating to a Transaction, for a period of one (1) year following the date of this Agreement, you shall not, and you shall not authorize, instruct, intentionally or knowingly encourage or facilitate the ability of any of your affiliates or any person acting on behalf of or in concert with you or any of your affiliates to, in any manner, directly or indirectly, solicit for employment or hire, or cause to be solicited or hired, any of the current officers or employees of the Company (a) with whom you have had first contact in connection with your consideration of the Transaction, (b) who first became known to you or your Representatives in connection with your consideration of the Transaction (other than through a general employee list) or (c) with respect to whom you or your Representatives has received Evaluation Material (other than through a general employee list that includes no more than employees names and titles/positions), in the case of each of clauses “(a)” through “(c),” so long as they are employed by the Company; provided, however, that the foregoing does not preclude you

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from: (i) soliciting employees through, or hiring employees who respond to, a solicitation that constitutes a good faith general solicitation, mass advertisement or similar type of broad-based, publicly disseminated solicitation through advertisement or search firms not directed specifically toward one or more employees of the Company; or (ii) soliciting or hiring employees whose employment with the Company has ceased prior to commencement of employment discussions between you or your affiliates and such person.

12.	Securities Law Compliance.

It is expected that the Evaluation Material may contain material information about the disclosing party that has not been disclosed by the disclosing party to the public generally. Each party hereby acknowledges that it is aware, and it agrees to advise its Representatives who are informed as to the matters that are the subject of this Agreement, that state and U.S. federal laws, including securities laws, prohibit any person who has received from an issuer material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is foreseeable that such person is reasonably likely to purchase or sell such securities.

13.	Remedies.

Each party hereby acknowledges and agrees that money damages may not be a sufficient remedy for any actual or threatened breach of this Agreement by the other party or any of its Representatives and that, therefore, each party shall be entitled to seek equitable relief, including injunctions and specific performance, as a remedy for any such breach by the other party without necessity of posting any bond or other security, and without proof of any actual damages. Such remedies shall nonetheless not be deemed to be the exclusive remedies for a breach of this Agreement, and shall be in addition to all other remedies available to each party at law or equity.

14.	Other Terms.

(a) Waivers and Amendments. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement may only be amended by the execution and delivery of a written agreement to which you and the Company are signatories.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal procedural and substantive laws of the State of Delaware, without reference to the conflict of law principles thereof to the extent that they would result in the application of the laws of another jurisdiction.

(c) Consent to Jurisdiction. The parties to this Agreement hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of Delaware or of the United States of America located in Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agree that service of any process, summons, notice or document by United States registered mail,

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postage prepaid, to their address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. The parties to this Agreement hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or of the United States of America located in Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Entire Agreement. This Agreement contains the entire agreement between the parties hereto concerning the confidentiality of Transaction Information and Evaluation Material, the standstill, the no-solicitation and the other subject matters set forth in this Agreement.

(e) Construction. The parties hereto acknowledge and agree that they have both participated in the negotiations and preparation of this Agreement. Accordingly, the parties further agree that no presumption or burden of proof shall be raised in any question of interpretation of this Agreement based upon any assertion that one party or the other has drafted this Agreement or any provision hereof.

(f) Company Legal Counsel. You acknowledge that the Company has engaged Law Firm (as defined below) as its legal counsel in connection with the Transaction. Law Firm may also, now or in the future, represent you or one or more of your Representatives in connection with unrelated matters. By entering into this Agreement, you will, and you will direct your Representatives to, (i) consent to the continued representation of the Company by Law Firm in connection with the Transaction, and (ii) waive any actual or alleged conflict of Law Firm that may arise from its representation of the Company in connection with the Transaction. This consent and waiver extends to Law Firm representing the Company (or any of its affiliates) against you and/or any of your Representatives in litigation, arbitration or mediation in connection with this Agreement or a Transaction. Nothing contained herein will be deemed to constitute a waiver of any attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations or consent to the disclosure of any Evaluation Material. In addition, you hereby acknowledge that you have obtained independent legal advice with respect to this consent and waiver. As used herein, “Law Firm” refers to Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses.

(g) Miscellaneous. This Agreement may be executed and delivered by facsimile transmission of signed counterparts or in .pdf or similar format by electronic mail transmission, and in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. Each party represents that the person signing this Agreement on such party’s behalf has been duly authorized to execute this Agreement on behalf of such party, and each signatory hereof signing in a representative capacity warrants and represents that he or she has been duly authorized by and on behalf of his or her respective principal to execute this Agreement. As used in this Agreement, (i) the verbs “shall” and “will” shall be understood to have the same meaning and effect and to express a legal obligation and (ii) the word “including” and other forms of the verb “include” shall be understood to mean inclusion “without limitation.”

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(h) Term. This Agreement shall terminate and expire two (2) years from the date of this Agreement.

(i) Other Provisions. Notwithstanding anything to the contrary contained in this Agreement, the restrictions and obligations under this Agreement shall not apply to any of your Representatives (including, without limitation, affiliates) who (i) has not been furnished or provided with any Evaluation Material and (ii) is not made aware of any Transaction Information by or on behalf of you. The Company acknowledges that one or more of Veritas’ employees, consultants and advisors may serve as board members, officers, employees, or advisors of your sister portfolio companies or other companies (such individuals, dual role persons) and no such portfolio company or other company will be deemed to have received, or to have been made aware of, Evaluation Material solely due to such dual roles of such dual role persons, so long as such dual role persons do not provide any Evaluation Material to the other board members, officers, employees or advisors of such company (excluding other dual role persons). Nothing in this Agreement shall be construed as waiver of any rights or remedies with respect to fraud. Any written consent required hereunder may be given by e-mail.

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter shall become a binding agreement between you and Rosetta Stone.

Very truly yours,

ROSETTA STONE INC.

By:	/s/ Sean Klein
	Name:	Sean Klein
	Title:	General Counsel

Accepted and agreed as of the date first written above.

CAMBIUM HOLDING CORP.

By:	/s/ Scott McWhorter
	Name:	Scott McWhorter
	Title:	General Counsel